For the fiscal ended September 30, 2003.
File number 811-7343
The Prudential Investment Portfolios, Inc.

SUB-ITEM 77D
Policies With Respect to Security Investment

THE PRUDENTIAL INVESTMENT PORTFOLIOS, INC.
PRUDENTIAL 20/20 FOCUS FUND
PRUDENTIAL SHORT-TERM CORPORATE BOND FUND, INC.
PRUDENTIAL VALUE FUND
PRUDENTIAL TAX-MANAGED FUNDS
PRUDENTIAL HIGH YIELD FUND, INC.
PRUDENTIAL MUNICIPAL BOND FUND
______________________________________________________________________________
Supplement dated January 9, 2003 to the
Prospectuses and Statements of Additional Information (each an SAI) dated as shown below.
         The following information amends the section entitled ?How to Buy, Sell and Exchange Shares of the Funds?Waiving Class C?s Initial Sales Charge? of the Prospectus for each of the Fund?s listed below and amends the section Waiver of Initial Sales Charge ? Class C Shares.? The information in this Supplement supersedes any contrary information that may be contained either in the Fund?s Prospectus or in the SAI.

         Limited Offer. For a limited time that begins January 13, 2003, investors can purchase Class C shares of the Funds without an initial sales charge. Consequently, you may purchase Class C shares of the Funds at their next calculated net asset value. The Limited Offer is expected to continue until the aggregate amount of Class C shares sold pursuant to the Limited Offer amounts to approximately $50 million. The Limited Offer period may be shortened or extended at the Funds? discretion.

         The Limited Offer is open to all investors, except those investors with accounts maintained, administered or otherwise sponsored by Prudential Retirement Services, wrap accounts, and PruChoice accounts. In addition, the Limited Offer does not apply to investors who purchase Class C shares through certain unaffiliated brokers without paying the initial sales charge and to Class C shares of a Fund that are acquired through an exchange from any other Prudential Mutual Fund.

*	*	*
         The information in this supplement relates to the following Prospectuses and SAIs:
Fund Name
Date of
Prospectus/SAI
The Prudential Investment Portfolios, Inc. ?..???????????..
November 27,
2002
     Prudential Jennison Equity Opportunity Fund

     Prudential Jennison Growth Fund



Prudential 20/20 Focus Fund ?????????????????..
March 25, 2002


Prudential Short-Term Corporate Bond Fund, Inc.?????????...
March 28, 2002
     Income Portfolio



Prudential Value Fund ????????????????????..
December 30,
2002


Prudential Tax-Managed Funds ?????????????????
December 30,
2002
Prudential Tax-Managed Equity Fund



Prudential High Yield Fund, Inc.?????????????????
March 1, 2002


Prudential Municipal Bond Fund ????????????????..
June 28, 2002
     High Income Series




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